Exhibit 99.1

Stewart Reports Second Quarter 2019 Results

HOUSTON, July 25, 2019 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported net income attributable to Stewart of $19.3 million ($0.81 per diluted share) for the second quarter 2019, compared to net income attributable to Stewart of $22.4 million ($0.95 per diluted share) for the second quarter 2018. Pretax income before noncontrolling interests for the second quarter 2019 was $29.4 million compared to a pretax income before noncontrolling interests of $31.3 million for the second quarter 2018.

Second quarter 2019 results included:

  $3.7 million of third-party advisory expenses related to the Fidelity National Financial (FNF) merger transaction recorded in other operating expenses within the ancillary services and corporate segment, and
  $0.4 million in net investment and other gains.

Second quarter 2018 results included $2.4 million in net investment and other gains.

"We are pleased with our second quarter results as we have been able to capitalize on the selling season in our direct domestic title business while continuing to reduce corporate expenses," stated Matthew W. Morris, chief executive officer. "A continued stable real estate market along with favorable buyer demographics and falling interest rates provide continued momentum as we enter the second half of 2019," added Morris.

"We appreciate the dedication of our loyal associates who have remained focused on delivering the highest level of customer experience as we work through the regulatory approval process for our merger with Fidelity National. Our results today underscore Stewart's value through our financial strength, strong balance sheet, growing statutory surplus, solid credit ratings and consistent cash flows," concluded Morris.

Merger Update
With respect to the proposed merger, on June 10, 2019, FNF exercised the second option to extend the closing date of the transaction by an additional three months to September 18, 2019. We continue to work with FNF to gain approval for the merger from the Federal Trade Commission and the remaining state regulators, including Texas and New York.

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts):

	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Total revenues	472.1	492.9	870.6	930.1
Pretax income before noncontrolling interests	29.4	31.3	22.1	28.1
Income tax expense	(7.0)	(5.6)	(4.6)	(4.3)
Net income attributable to Stewart	19.3	22.4	12.5	18.6
Net income per diluted share attributable to Stewart	0.81	0.95	0.53	0.79

Title Segment
Summary results of the title segment are as follows (dollars in millions, except pretax margin):

	Quarter Ended June 30,
	2019	2018	% Change

Total operating revenues	458.7	471.5	(3)%
Investment income and other net gains	4.9	7.6	(35)%
Pretax income	39.0	37.7	3%
Pretax margin	8.4%	7.9%	7%

Title operating revenues in the second quarter 2019 decreased 3 percent compared to the prior year quarter primarily due to the decrease in independent agency revenues. The segment's overall operating expenses in the second quarter 2019 decreased $16.8 million, or 4 percent, compared to the prior year quarter, primarily driven by the 2 percent reduction in combined employee and other operating costs and the 6 percent lower agency retention expense largely resulting from lower agency gross revenues. The segment recognized $0.4 million of net unrealized losses in the second quarter 2019 and $1.8 million of net unrealized gains in the prior year quarter relating to changes in fair value of equity securities investments. Excluding the effects of these equity securities' fair value remeasurements, the title segment's pretax income in the second quarter 2019 was $39.4 million, an increase of $3.5 million, or 10 percent, compared to pretax income of $35.9 million in the second quarter 2018.

Direct title revenues information is presented below (dollars in millions):

	Quarter Ended June 30,
	2019	2018	% Change

Non-commercial:
Domestic	148.9	145.7	2%
International	22.4	22.8	(2)%
Commercial:
Domestic	50.3	48.2	4%
International	6.3	7.5	(16)%
Total direct title revenues	227.9	224.2	2%

Non-commercial domestic revenues, which include revenues from purchase transactions and centralized title operations, increased as a result of the increase in combined purchase and refinancing closed orders and the higher premium effect of increased home sale prices in the second quarter 2019 compared to the prior year quarter. Domestic commercial revenues increased due to a higher fee per file during the second quarter 2019, compared to the second quarter 2018. Second quarter 2019 domestic commercial fee per file increased 25 percent to approximately $11,600, as a result of increased transaction sizes, while domestic residential fee per file increased 3 percent to approximately $2,300 primarily due to home price appreciation, more than offsetting the effects of reduced fee per file from increased refinancing volume.

Gross revenues from independent agency operations declined 7 percent in the second quarter 2019, compared to last year's quarter. The independent agency remittance rate in the second quarter 2019 was 17.2 percent, compared to 17.6 percent in the prior year quarter.

Ancillary Services and Corporate Segment
Summary results of the ancillary services and corporate segment are as follows (dollars in millions):

	Quarter Ended June 30,
	2019	2018	% Change

Total revenues	8.4	13.7	(39)%
Pretax loss	(9.7)	(6.4)	(51)%

Excluding the $3.7 million FNF merger-related expenses noted above for the segment, the second quarter 2019 pretax loss would have been $6.0 million, a 7 percent improvement compared to the prior year quarter. Second quarter 2019 segment revenues decreased $5.3 million compared to the prior year quarter, primarily due to lower revenues from search and valuation services as a result of lower customer orders. Additionally, the segment's results for the second quarter 2019 and 2018 included approximately $9.4 million and $6.3 million, respectively, of net expenses attributable to parent company and corporate operations, with the increased expenses in the second quarter 2019 driven by the merger-related charges.

Expenses
Employee costs for the second quarter 2019 were $139.9 million, a decrease of 4 percent from $146.3 million in the second quarter 2018. This reduction was primarily due to an 8 percent decrease in average employee counts, principally related to volume declines in our direct title and ancillary services operations as well as increasing efficiencies in how we manage the business. As a percentage of total operating revenues, employee costs for the second quarter 2019 and 2018 were comparable at 30.0 percent and 30.1 percent, respectively.

Other operating expenses in the second quarter 2019 of $86.1 million were flat, compared to $86.0 million in the second quarter 2018. Total professional fee expenses increased in the second quarter 2019, primarily driven by the third-party advisory expenses related to the FNF merger, which was offset by reduced outside search fees primarily related to lower search and valuation services' volume. As a percentage of total operating revenues, other operating expenses for the second quarter 2019 were 18.4 percent (17.7 percent, excluding merger expenses) compared to 17.7 percent in the prior year quarter.

Title loss expense for the second quarter 2019 was $18.8 million compared to $18.7 million from the prior year quarter. Title losses, as a percentage of title revenues, were 4.1 percent in the second quarter 2019, which was comparable to 4.0 percent in the second quarter 2018. We expect our title losses to remain in the range of 4.0 to 4.2 percent of title revenues for 2019.

Other
Net cash provided by operations in the second quarter 2019 was $31.5 million, compared to net cash provided of $36.3 million in the prior year quarter, primarily due to the lower net income and increased payments of liabilities during the second quarter 2019.

Other comprehensive income in the second quarter 2019 was $7.9 million, compared to other comprehensive loss of $6.7 million in the second quarter 2018, primarily as a result of the net recovery of the market value of our debt securities investments, largely due to the continued decreases in the overall interest rate environment, and favorable foreign currency exchange rate changes during the second quarter 2019.

About Stewart
Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at the Company's website at stewart.com, or you can subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the challenging economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018, and if applicable, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. All forward-looking statements included in this news release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION CONDENSED STATEMENTS OF INCOME (UNAUDITED) (In thousands of dollars, except per share amounts and except where noted)

	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Title revenues:
Direct operations	227,883	224,240	389,130	409,752
Agency operations	230,817	247,257	445,680	484,111
Ancillary services	7,798	13,732	22,080	25,563
Total operating revenues	466,498	485,229	856,890	919,426
Investment income	5,155	5,247	9,879	9,951
Investment and other gains - net	422	2,393	3,826	722
	472,075	492,869	870,595	930,099
Expenses:
Amounts retained by agencies	191,091	203,793	367,586	399,000
Employee costs	139,896	146,278	269,151	285,101
Other operating expenses	86,053	85,953	163,207	166,220
Title losses and related claims	18,786	18,697	34,473	37,678
Depreciation and amortization	5,775	6,154	11,764	12,388
Interest	1,124	673	2,288	1,646
	442,725	461,548	848,469	902,033
Income before taxes and noncontrolling interests	29,350	31,321	22,126	28,066
Income tax expense	(7,027)	(5,602)	(4,585)	(4,307)
Net income	22,323	25,719	17,541	23,759
Less net income attributable to noncontrolling interests	3,019	3,342	5,001	5,161
Net income attributable to Stewart	19,304	22,377	12,540	18,598

Net earnings per diluted share attributable to Stewart	0.81	0.95	0.53	0.79
Diluted average shares outstanding (000)	23,758	23,625	23,750	23,607

Selected financial information:
Net cash provided (used) by operations	31,454	36,293	(8,429)	7,367
Other comprehensive income (loss)	7,896	(6,697)	21,657	(16,544)

Monthly Order Counts:
Opened Orders 2019:	April	May	June	Total	Closed Orders 2019:	April	May	June	Total
Commercial	1,425	1,677	1,558	4,660	Commercial	1,250	1,625	1,474	4,349
Purchase	22,982	22,455	19,735	65,172	Purchase	14,221	16,404	14,971	45,596
Refinancing	10,425	10,406	12,511	33,342	Refinancing	5,785	6,606	6,363	18,754
Other	425	419	264	1,108	Other	361	363	231	955
Total	35,257	34,957	34,068	104,282	Total	21,617	24,998	23,039	69,654

Opened Orders 2018:	April	May	June	Total	Closed Orders 2018:	April	May	June	Total
Commercial (Note 1)	1,977	2,141	2,053	6,171	Commercial (Note 1)	1,581	1,827	1,810	5,218
Purchase	21,658	22,932	21,484	66,074	Purchase	14,921	16,865	17,283	49,069
Refinancing	7,362	7,456	6,797	21,615	Refinancing	4,899	5,050	4,633	14,582
Other	763	893	875	2,531	Other	959	884	693	2,536
Total	31,760	33,422	31,209	96,391	Total	22,360	24,626	24,419	71,405

Note 1 – As disclosed in the first quarter 2019 earnings release, prior year commercial orders were updated to take into account changes to our domestic order tracking process and the exclusion of international orders.

STEWART INFORMATION SERVICES CORPORATION CONDENSED BALANCE SHEETS (In thousands of dollars)

	June 30, 2019 (Unaudited)	December 31, 2018
Assets:
Cash and cash equivalents	201,205	192,067
Short-term investments	23,064	22,950
Investments in debt and equity securities, at fair value	617,349	636,017
Receivables – premiums from agencies	32,347	29,032
Receivables – other	59,664	47,044
Allowance for uncollectible amounts	(4,025)	(4,614)
Property and equipment, net	57,297	60,794
Operating lease assets (Note 2)	102,134	-
Title plants, at cost	74,737	74,737
Goodwill	248,890	248,890
Intangible assets, net of amortization	7,340	9,727
Deferred tax assets	4,575	4,575
Other assets	52,462	51,711
	1,477,039	1,372,930
Liabilities:
Notes payable	105,404	108,036
Accounts payable and accrued liabilities	85,436	109,283
Operating lease liabilities (Note 2)	114,022	-
Estimated title losses	450,208	461,560
Deferred tax liabilities	21,142	14,214
	776,212	693,093
Stockholders' equity:
Common Stock and additional paid-in capital	188,300	186,714
Retained earnings	512,467	514,248
Accumulated other comprehensive loss	(3,114)	(24,771)
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	694,987	673,525
Noncontrolling interests	5,840	6,312
Total stockholders' equity	700,827	679,837
	1,477,039	1,372,930

Number of shares outstanding (000)	23,712	23,719
Book value per share	29.56	28.66

Note 2 – Beginning in 2019, we adopted the new lease accounting standard which resulted in the balance sheet recognition of assets and liabilities related to our operating leases of office space. Operating lease assets represent the right to use the underlying assets over the corresponding lease terms. This adoption did not result in any impact to our statements of operations and cash flows.

STEWART INFORMATION SERVICES CORPORATION SEGMENT INFORMATION (In thousands of dollars)

Three months ended:	June 30, 2019			June 30, 2018
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	458,700	7,798	466,498	471,497	13,732	485,229
Investment income	5,155	-	5,155	5,247	-	5,247
Investment and other (losses) gains - net	(219)	641	422	2,381	12	2,393
	463,636	8,439	472,075	479,125	13,744	492,869
Expenses:
Amounts retained by agencies	191,091	-	191,091	203,793	-	203,793
Employee costs	134,677	5,219	139,896	138,145	8,133	146,278
Other operating expenses	74,995	11,058	86,053	75,502	10,451	85,953
Title losses and related claims	18,786	-	18,786	18,697	-	18,697
Depreciation and amortization	5,048	727	5,775	5,249	905	6,154
Interest	-	1,124	1,124	2	671	673
	424,597	18,128	442,725	441,388	20,160	461,548
Income (loss) before taxes	39,039	(9,689)	29,350	37,737	(6,416)	31,321

Six months ended:	June 30, 2019			June 30, 2018
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	834,810	22,080	856,890	893,863	25,563	919,426
Investment income	9,879	-	9,879	9,951	-	9,951
Investment and other gains - net	3,385	441	3,826	722	-	722
	848,074	22,521	870,595	904,536	25,563	930,099
Expenses:
Amounts retained by agencies	367,586	-	367,586	399,000	-	399,000
Employee costs	257,733	11,418	269,151	269,749	15,352	285,101
Other operating expenses	139,421	23,786	163,207	144,673	21,547	166,220
Title losses and related claims	34,473	-	34,473	37,678	-	37,678
Depreciation and amortization	10,200	1,564	11,764	10,566	1,822	12,388
Interest	-	2,288	2,288	8	1,638	1,646
	809,413	39,056	848,469	861,674	40,359	902,033
Income (loss) before taxes	38,661	(16,535)	22,126	42,862	(14,796)	28,066

Appendix A
Adjusted revenues and adjusted EBITDA

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for any net investment and other gains and losses and (2) net income after earnings from noncontrolling interests and before interest expense, income tax expense, and depreciation and amortization and adjusted for net investment and other gains and losses and other non-operating costs such as FNF merger expenses and other third-party advisory costs (adjusted EBITDA). Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

The following tables reconcile the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the quarter and six months ended June 30, 2019 and 2018 (dollars in millions).

	Quarter Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change

Total revenues	472.1	492.9		870.6	930.1
Less: Investment and other gains	(0.4)	(2.4)		(3.8)	(0.7)
Adjusted revenues	471.7	490.5	(4)%	866.8	929.4	(7)%

Net income attributable to Stewart	19.3	22.4		12.5	18.6
Noncontrolling interests	3.0	3.3		5.0	5.2
Income tax expense	7.0	5.6		4.6	4.3
Income before taxes and noncontrolling interests	29.3	31.3		22.1	28.1
FNF merger expenses	3.7	-		5.7	2.3
Other non-operating charges	-	-		1.5	-
Investment and other gains	(0.4)	(2.4)		(3.8)	(0.7)
Adjusted income before taxes and noncontrolling interests	32.6	28.8		25.5	29.6
Depreciation and amortization	5.8	6.2		11.8	12.4
Interest expense	1.1	0.7		2.3	1.6

Adjusted EBITDA	39.5	35.7	10%	39.6	43.6	(9)%

CONTACT: Nat Otis, SVP - Finance/Investor Relations, (713) 625-8360